Exhibit 5.1


                            Thompson Hine & Flory LLP
                           2000 Courthouse Plaza, N.E.
                                  P.O. Box 8801
                             Dayton, Ohio 45401-8801

                                 (937) 443-6600

 April 26, 2000

 Amcast Industrial Corporation
 7887 Washington Village Drive
 Dayton, Ohio 45401

 Ladies and Gentlemen:

 We have acted as counsel to Amcast Industrial Corporation, an Ohio corporation (the "Company"), in connection with the Amcast Industrial Corporation 1999 Stock Incentive Plan (the "Plan") and the preparation of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission in connection therewith.

 Please be advised that we have examined such proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permits us to render an informed opinion on the matters set forth herein.

 Based upon the foregoing, it is our opinion that the common shares of the Company to be offered and sold under the Plan have been duly authorized and when sold in accordance with the terms of the Plan, will be fully paid and non-assessable.

 We consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8 with respect to the Plan.

                                       Very truly yours,

                                       /s/ Thompson Hine & Flory LLP




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